Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

(as of December 31, 2005)

Blair Park Services, Inc.	Pennsylvania
Chowns, Inc.	Delaware
InfraSource Texas Holdings GP LLC	Delaware
InfraSource Texas Holdings LP LLC	Delaware
Dacon GP LLC	Delaware
Dacon Ltd	Texas
Dashiell Ltd	Texas
Dashiell Holdings Corporation	Delaware
Electric Services, Inc.	Delaware
InfraSource Concrete & Paving Services LLC	Delaware
InfraSource Corporate Services, Inc.	Pennsylvania
InfraSource Incorporated	Delaware
InfraSource Maslonka CA, Inc.	California
InfraSource Maslonka LLC	Delaware
InfraSource Mid-Atlantic Inc.	Delaware
InfraSource Power California Inc	California
InfraSource Power LLC	Minnesota
InfraSource Transmission Services Company	Arizona
InfraSource Underground Construction Services, LLC	Georgia
InfraSource Underground Construction, Inc.	Delaware
InfraSource Underground Construction, LLC	Delaware
InfraSource Underground Construction California, Inc.	Delaware
InfraSource Underground Installation, LLC	Delaware
InfraSource Underground Services, Inc.	Delaware
IUC Iowa LLC	Delaware
Mechanical Specialties, Inc.	Virginia
M.J. Electric, Inc.	Delaware
OSP Consultants, Inc.	Virginia
OSP Telcom, Inc.	Delaware
OSP Telecom De Mexico S.A., D.E., C.V.	Mexico
RJE Telecom, Inc.	Florida
Sunesys, Inc.	Pennsylvania
Sunesys of Virginia, Inc.	Virginia
Trinity Industries, Inc.	New Jersey
Utility Locate and Mapping Services, Inc.	Virginia
InfraSource Underground Services Canada, Inc.	Delaware
InfraSource Services (Canada) ULC	Alberta
EHV Elecom, Inc.	Puerto Rico
Lazka HV Cable Installation, Inc.	Ontario
EHV Power USA, Inc.	Delaware